Exhibit 10-z
NORDSON CORPORATION
EXECUTIVE SEVERANCE POLICY

    1.    Establishment. Nordson Corporation (the “Company”) hereby establishes the Nordson Corporation Executive Severance Policy (the “Policy”), as set forth in this document, effective as of November 1, 2025 (the “Effective Date”). The Policy is intended to provide severance protections to a select group of management or highly compensated employees in the event of a qualifying termination of employment that occurs outside of the Change in Control Protection Period (as defined below).

    2.    Definitions. For purposes of the Policy, the following terms have the meanings set forth below:

“Accrued Benefits” has the meaning given to that term in Section 4(a)(i) hereof.

“Affiliate” means any entity controlled by, controlling, or under common control with, the Company.

“Annual Base Salary” means the Participant’s annual rate of base salary in effect as of the Date of Termination, determined without regard to any reduction in the Participant’s base salary that constitutes Good Reason.

“Benefit Continuation Period” means, with respect to each Participant, the twelve (12) month period beginning on the date of the Participant’s Qualifying Termination.

“Board” means the Board of Directors of the Company.

“Cause” means any of the following: (a) the Participant’s commission of a felony or an act or series of acts that results in material injury to the business or reputation of the Company or any Affiliate; (b) the Participant’s willful failure to perform duties of employment, if such failure has not been cured in all material respects within thirty (30) days after the Company or Affiliate, as applicable, gives written notice thereof; (c) the Participant’s breach of any material term, provision or condition of employment, which breach has not been cured in all material respects within thirty (30) days after the Company or any Affiliate, as applicable, gives written notice thereof; or (d) the Participant materially fails to comply with the Company’s Code of Business and Ethical Conduct.

“Change in Control” has the meaning given to such term in the Change-in-Control Agreement between the Company and the Participant.

“Change in Control Protection Period” means the period that begins on the first date on which a Change in Control occurs and ends at the close of business on the second anniversary of the date of such Change in Control.

“Change in Control Agreement” means a Change-in-Control Retention Agreement (or successor or similar agreement) between the Company and a Participant that provides severance benefits to the Participant in the event of certain qualifying terminations of employment during the Change in Control Protection Period.

“COBRA” means Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Date of Termination” means the date of the Participant’s death, the date on which the termination of the Participant’s employment by the Company for any reason (whether as a result of Disability or with or without Cause) is effective, or the date on which the termination of the Participant’s employment by the Participant for any reason is effective.

“Disability” means a condition whereby the Participant has been determined to be eligible to receive disability benefits under an applicable long-term disability plan of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Eligible Executive” means an individual who is described as such in Section 3(a) hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Good Reason” means the occurrence of any of the following without the Participant’s prior written consent: (a) a material diminution in the Participant’s title, duties or responsibilities; (b) a material diminution of the Participant’s Annual Base Salary; or (c) material failure by the Company to make available to the Participant compensation plans, employee pension plans, and employee welfare plans and other benefits and perquisites that provide opportunities to receive overall compensation and benefits and perquisites at least equal to the opportunities for overall compensation and benefits and perquisites that were available to the Participant immediately prior to the action by the Company constituting such failure. The Participant must provide written notice to the Company of any condition constituting Good Reason within ninety (90) days of the initial existence of such a condition. The Company shall have the right, if the basis for such Good Reason is curable, to cure the same within thirty (30) days following receipt of the Participant’s written notice of Good Reason, and Good Reason shall be deemed not to exist if the Company cures the circumstance giving rise to Good Reason within such 30-day period. In addition, Good Reason shall be deemed not to exist unless the Participant’s Date of Termination occurs within ninety (90) days following the expiration of such 30-day cure period.

“Notice of Termination” means a written notice which (a) indicates the specific termination provision in this Policy relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of Termination (which date shall be not more than 60 calendar days after the giving of such notice).

“Other Benefits” has the meaning given to that term in Section 4(a)(ii) hereof.

“Participant” means each Eligible Executive who meets the eligibility requirements of Section 3(a) hereof, until such time as the Eligible Executive’s participation ceases in accordance with Section 3(b) hereof.

“Policy” means this Nordson Corporation Executive Severance Policy, as set forth herein and as amended from time to time.

“Qualifying Termination” means the termination of a Participant’s employment by the Company without Cause (and not as a result of the Participant’s death or Disability) or by the Participant for Good Reason, in either case outside of the Change in Control Protection Period.

“Release” has the meaning given to that term in Section 5 hereof.

3.     Eligibility; Term of Policy.

(a)    Eligible Executives. Eligibility to participate in the Policy shall be limited to each employee of the Company (i) who is designated by the Board as, and serving from time to time as, an “executive officer” of the Company within the meaning of Rule 3b-7 under the Exchange Act, (ii) who is not a party to a written employment agreement with the Company that provides for severance pay in connection with a termination of employment outside of the Change in Control Protection Period, and (iii) whose principal place of employment with the Company is located in the United States. Each such Eligible Executive shall be a Participant in this Policy, during the term of Eligible Executive’s term of service as such.

    (b)    Duration of Participation. An Eligible Executive participating in this Policy shall cease to be a Participant in this Policy upon ceasing to meet all of the conditions set forth in Section 3(a) of this Policy, unless such Eligible Executive is then entitled to a severance benefit as provided in Section 4(b) of this Policy and/or Accrued Benefits or Other Benefits as provided in Section 4(c) of this Policy. Notwithstanding anything herein to the contrary, a Participant who is entitled to a severance benefit as provided in Section 4(b) of this Policy and/or Accrued Benefits or Other Benefits as provided in Section 4(c) of this Policy shall remain a Participant in this Policy until the amounts and benefits payable under this Policy have been paid or provided to the Participant in full. A Participant’s entitlement to any severance benefit under this Policy are subject to all of the terms and conditions of the Policy, including, but not limited to, Sections 5 and 7 hereof, and the terms and conditions of Sections 5 and 7 hereof shall survive, for the periods set forth therein, the termination of a Participant’s employment and the termination of a Participant’s participation in this Policy.

    (c)     No Employment Rights. Participation in the Policy does not alter the status of a Participant as an at-will employee, and nothing in the Policy will limit or affect in any manner the right of the Company or an Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).

    4.     Severance Benefits.

(a)     Any Termination of Employment. If a Participant’s employment with the Company and its Affiliates is terminated outside of the Change in Control Protection Period for any reason or no reason, then:

        (i)    Accrued Benefits. The Company shall pay, or cause to be paid, to the Participant the sum of: (A) the Participant’s Annual Base Salary earned through the Date of Termination, to the extent not previously paid; (B) the amount of any annual incentive that has been earned by the Participant for a completed fiscal year preceding the Date of Termination in accordance with the terms and conditions of the Company’s annual incentive plan (including, but not limited to, the Participant’s satisfaction of any required period of continued employment following the end of such fiscal year), but that has not yet been paid to the Participant; and (C) any accrued but unused vacation pay, to the extent not previously paid (the sum of the amounts described in clauses (A), (B) and (C) shall be referred to as the “Accrued Benefits”). The Accrued Benefits shall be paid in a single lump sum within 30 calendar days after the Date of Termination.

(ii)    Other Benefits. To the extent not theretofore paid or provided, and subject to Section 8(b) hereof, the Company shall pay or provide, or cause to be paid or provided, to the Participant (or his or her estate) any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement, based on accrued and vested benefits through the Date of Termination.

(b)    Qualifying Termination. Subject to compliance with Sections 5 and 7 hereof, in the event of a Participant’s Qualifying Termination, the Participant shall be entitled to the compensation and benefits set forth in this Section 4(b):

(i)    Severance. The Company shall pay severance to the Participant in an amount equal to the Participant’s Annual Base Salary, payable in a single lump sum in cash, within seventy (70) days following the date of the Participant’s Qualifying Termination.

(ii)    Pro-Rated Annual Incentive. The Participant shall be eligible to receive an annual incentive under the Company’s annual incentive program for the Company’s fiscal year during which the Participant’s Qualifying Termination occurs, based on actual performance during the entire fiscal year and without regard to any discretionary adjustments that would have the effect of reducing the amount of such annual incentive (other than discretionary adjustments applicable to all similarly-situated employees who did not terminate employment), pro-rated for the number of days the Participant is employed during such fiscal year through and including the date of the Participant’s Qualifying Termination (the “Pro-Rated Annual Incentive”). The Pro-Rated Annual Incentive (if any) shall be paid to the Participant in a single lump sum in cash after the end of the Company’s fiscal year during which the Participant’s Qualifying Termination occurs and at the same time that payments are made to other participants in the Company’s annual incentive program for such fiscal year whose employment is not terminated prior to the end of such fiscal year.

(iii)    Health Care Coverage. Subject to the Participant’s timely election of continued medical, dental and vision care coverage under COBRA and the Participant’s continued copayment of premiums associated with such coverage, the Company shall pay on the Participant’s behalf directly to the applicable insurance provider (or, at the Company’s election, reimburse the Participant for) the portion of the costs of continued medical, dental and vision benefits for the Participant and the Participant’s covered dependents based on the rates in effect immediately prior to the Participant’s Date of Termination, with such payments to continue for the Benefit Continuation Period; provided that the Participant is eligible and remains eligible for COBRA coverage and further provided that the Company’s payment of costs hereunder shall cease if the Participant becomes eligible for medical, dental or vision coverage under a plan maintained by a subsequent employer or an employer of the Participant’s spouse. Any period of welfare benefit continuation under COBRA shall begin on the Date of Termination and shall run concurrently with the Benefit Continuation Period.

(v)    Outplacement. Subject to Section 5 hereof, the Company shall, at its sole expense as incurred, provide the Participant with outplacement services from a recognized outplacement service provider selected by the Company, provided that (A) the cost to the Company shall not exceed $10,000, and (B) in no event shall the outplacement services be provided after the end of the Benefit Continuation Period.

(vi) Equity Awards. Each outstanding equity award of the Company granted to the Participant shall be treated as provided in the applicable Company equity plan and award agreement.

    (c)     Other Terminations. If a Participant’s employment is terminated by the Company outside of the Change in Control Protection Period for any reason other than a Qualifying Termination (including a termination by the Company for Cause, a termination of the Participant’s employment as a result of the Participant’s death or Disability, or the Participant’s voluntary termination of employment without Good Reason), then the Company shall pay or provide to the Participant only Accrued Benefits and the Other Benefits, and no further amounts shall be payable to the Participant under this Section 4 after the Date of Termination.

(d)     Notice of Termination. Any termination of a Participant’s employment by the Company and its Affiliates for Cause shall be communicated by Notice of Termination to the Participant in accordance with Section 15. Any failure by the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company’s rights hereunder.

(e)    Resignation from All Positions. Notwithstanding any other provision of this Policy, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all positions (including directorships) that he or she holds or has ever held with the Company and its Affiliates. By participating in and accepting any benefit under this Policy, each Participant agrees to execute any and all documentation to effectuate such resignations upon request by the Company, but he or she shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.

5.    Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide and severance payment or benefit under Section 4(b) hereof unless: (a) within fifty (50) days after the Participant’s Date of Termination, the Participant (or the Participant’s legal representative) executes a release of claims on a form provided by the Company (the “Release”), (b) the Participant (or the Participant’s legal representative) does not revoke the Release, and (c) the Release becomes effective and irrevocable in accordance with its terms.

6.    No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Policy and such amounts shall not be reduced whether or not the Participant obtains other employment.

7.    Restrictive Covenants.

(a)General. By participating in and accepting any benefit under this Policy, each Participant agrees and acknowledges that in the Participant’s position as an officer of the Company, and in the course of the Participant’s employment with the Company, the Participant has been provided with extensive, special and unique access to Confidential Information of Nordson (as such terms are defined below), subject in each case to the Participant’s fiduciary duties and other legal obligations to the Company to protect the confidentiality thereof and to avoid and prevent the unauthorized disclosure thereof. In light of the foregoing, and in consideration of the benefits to be provided to the Participant pursuant to this Policy, the Participant agrees and acknowledges that the covenants, representations, and restrictions set forth in this Policy are reasonable and valid in geographical and temporal scope and in all other respects and are essential to protect the value of the business and the assets of Nordson, including, without limitation, its Confidential Information. By participating in and accepting any benefit under this Policy, each Participant further agrees and acknowledges that, particularly in light of the highly competitive nature of Nordson’s business and the nature and extent of the

Participant’s access to Confidential Information, any breach or threatened breach by the Participant of any of the covenants, representations, and restrictions set forth in this Section 7 would cause substantial and irreparable injury to the Company, and therefore, in the event of a breach or threatened breach by the Participant of any of such covenants, representations, and restrictions, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, and/or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available, to restrain the Participant from such breach or threatened breach; provided, however, that the right to apply for such relief shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

(b)    Confidential Information and Trade Secrets.

(i)By participating in and accepting any benefit under this Policy, each Participant agrees not to use or disclose any Confidential Information following the Participant’s Date of Termination. “Confidential Information” means information possessed by the Company, and all of its divisions, subsidiaries, Affiliates, and predecessors (collectively, (“Nordson”), owned or controlled by Nordson anywhere in the world. Each Participant agrees not to use or disclose any Confidential Information about Nordson and its business activities not generally known which is used or is useful in the conduct of Nordson's business, or which confers or tends to confer a competitive advantage over one who does not possess the information. Confidential Information includes trade secrets, know-how, information about existing, new or envisioned Nordson products and processes and their development and performance, any scientific, engineering, or technical information, computer software and firmware, business and financial information, unpublished lists of names, and information relating to manufacturing, purchasing, inventories, data processing, human resources, personnel, business strategies, marketing, sales, pricing, costs and quotations, and specifically includes all confidential internal projects, plans, or proposals that the Participant is or has been a member of or in regards to which the Participant has signed or been required to adhere to specific confidentiality obligations. Confidential Information also includes information received by Nordson from others which Nordson has an obligation to treat as confidential. By participating in and accepting any benefit under this Policy, each Participant agrees and acknowledges that the Participant understands that this provision shall continue to bind the Participant only so long as such information remains Confidential Information.

(ii)Notwithstanding the above obligations, and under the U.S. Defend Trade Secrets Act of 2016 (“DTSA”), each Participant agrees and acknowledges that the Participant understands that the Participant will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  In addition, under the DTSA, each Participant agrees and acknowledges that the Participant understands that if the Participant files a lawsuit for retaliation for reporting a suspected violation of law, the Participant may disclose the trade secret to the Participant’s attorney and use the trade secret information in the court proceeding, so long as the Participant files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

(c)Non-Competition. By participating in and accepting any benefit under this Policy, each Participant agrees that, for a period of one year immediately following the Participant’s Date of Termination, the Participant will not, either as principal, agent, consultant, employee or otherwise, render services similar to those the Participant rendered to the Company to or on behalf of any person, entity, business or activity that is engaged in, or has taken steps toward engaging in, the development, manufacture, marketing, sale, servicing or provision of any product, process, system or service which is the same or similar to, or otherwise competes with, a product, process, system or service developed, manufactured, marketed, sold, serviced or otherwise provided by Nordson to its customers. NOTWITHSTANDING THE FOREGOING, THE RESTRICTIONS SET FORTH IN THIS SECTION 7(c) SHALL NOT APPLY IF THE PARTICIPANT IS A RESIDENT OF, OR IS EMPLOYED BY THE COMPANY IN, A STATE IN WHICH SUCH RESTRICTIONS WOULD BE PROHIBITED BY LAW.

(d)Non-Solicitation. By participating in and accepting any benefit under this Policy, each Participant agrees that, for a period of one year immediately following the Participant’s Date of Termination, the Participant will not directly or indirectly, solicit away from Nordson, any person or entity that:

(i)Is or was a customer of Nordson at any time during the one-year period immediately preceding the Participant’s Date of Termination, and with whom the Participant dealt directly or indirectly, and/or about whom the Participant had access to Confidential Information, during that same one-year period; and/or

(ii)Has been actively pursued as a prospective customer of Nordson at any time during the one-year period immediately preceding the Participant’s Date of Termination, and with whom the Participant dealt, directly or indirectly, and/or about whom the Participant had access to Confidential Information, during that same one-year period, and in respect of whom Nordson has not determined to cease all such pursuit; and/or

(iii)Is or was an officer, director, employee, independent contractor or agent of Nordson at any time during the one-year period immediately preceding the Participant’s Date of Termination.

NOTWITHSTANDING THE FOREGOING, THE RESTRICTIONS SET FORTH IN THIS SECTION 7(d) SHALL NOT APPLY IF THE PARTICIPANT IS A RESIDENT OF, OR IS EMPLOYED BY THE COMPANY IN, A STATE IN WHICH SUCH RESTRICTIONS WOULD BE PROHIBITED BY LAW.

(e)Non-Disparagement. The Company agrees, and by participating in and accepting any benefit under this Policy, each Participant agrees that they will not make or cause to be made any statements or communications that reasonably may have the effect of disparaging, or of diminishing or damaging the goodwill and reputation, of the other or any of the releasees described in the Release.

(f)Return of Property. By participating in and accepting any benefit under this Policy, each Participant agrees and acknowledges that Confidential Information is the exclusive property of the Company. On or before the Participant’s Date of Termination, the Participant shall return all of the Company’s property and documents, including any personally identifiable information, and any proprietary or confidential information or data of, or retained by, the Company, that is in the Participant’s possession or control, or in the possession or control of a third party acting on behalf of the Participant. By participating in and accepting any benefit under this Policy, each Participant represents that: (i) the Participant is not retaining, and has not impermissibly disclosed, any programs, passwords, or information that would allow the Participant to access the Company’s non-public electronic systems, networks, assets, or environment; (ii) the Participant is not retaining access to any passwords or information that would allow the Participant to access the Company’s non-public electronic systems, networks, assets, or environment; and (iii) the Participant is not retaining any copies of any correspondence, memoranda, reports, notebooks, drawings, photographs or other documents in any form whatsoever (including information contained in computer or other electronic memory or on any computer or electronic storage device) relating in any way to the affairs of the Company and which were entrusted to the Participant or obtained by the Participant at any time during the Participant’s employment with the Company.

(g)Cooperation. During his or her employment with the Company and its Affiliates and thereafter, each Participant shall cooperate with the Company and its Affiliates, without additional consideration, in any internal investigation or administrative, regulatory, or judicial proceeding as reasonably requested by the Company including, without limitation, the Participant’s being available to the Company and its Affiliates upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information, and turning over to the Company all relevant documents that are or may come into the Participant’s possession, all at times and on schedules that are reasonably consistent with the Participant’s other permitted activities and commitments, if the Participant is then employed by the Company, and otherwise taking into account the Participant’s reasonable business obligations.

(h)Clawback; Harmful Activity. Any payments or benefits provided pursuant to this Policy are subject to forfeiture or repayment to the Company to the extent provided pursuant to the Company’s Clawback Policy, as in effect from time to time. Further, and without limiting the foregoing, each Participant’s equity awards are subject to forfeiture or repayment to the Company to the extent provided in the applicable award agreement in the event of the Participant’s Harmful Activity (as defined in the applicable award agreement).

(i)Certain Protected Activity. Nothing in this Policy prohibits any Participant from discussing or disclosing allegations relating to sexual harassment or sexual assault, or from discussing terms and conditions of employment or otherwise engaging in activity protected by Section 7 of the National Labor Relations Act. Further, nothing in this Policy prohibits any Participant from reporting possible violations of federal, state or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal, state or local law or regulation. A Participant does not need the prior authorization of the Company to make any such reports or disclosures, and a Participant is not required to notify the Company that the Participant has made such reports or disclosures. Nothing in this Policy limits a Participant’s ability to receive an award for information provided to any government agencies.

(j)Enforcement.
    (i)    Scope of Restrictions. By participating in and accepting any benefit under this Policy, the Participant acknowledges that the restrictions set forth in this Section 7 are reasonable and necessary to protect the Company’s business and goodwill, and that the Participant’s obligations under this Section 7 shall survive any termination of employment. If a court of competent jurisdiction finds that any term of this Section 7 is for any reason excessively broad in scope or duration, such term shall be construed in a manner to enable it to be enforced to the maximum extent possible. Further, the covenants in this Section 7 shall be deemed to be a series of separate covenants and agreements, one for each and every region of each state and political division worldwide. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants deemed included herein, then at the option of the Company, wholly unenforceable covenants shall be deemed eliminated from the provision hereof for the purpose of such proceeding to the extent necessary to permit the remaining separate covenants to be enforced in such proceeding.

    (ii)    Consideration. By participating in and accepting any benefit under this Policy, the Participant acknowledges and agrees that the compensation and benefits provided in this Policy constitute adequate and sufficient consideration for the covenants made by the Participant in this Section 7. As further consideration for the covenants made by the Participant in this Section 7, the Company has provided and will provide the Participant certain proprietary and other confidential information about the Company, including, but not limited to, business plans and strategies, budgets and budgetary projections, income and earnings projections and statements, cost analyses and assessments, and/or business assessments of legal and regulatory issues.

    (iii)    Remedies. The Participant recognizes and affirms that in the event of the Participant’s breach of any provision of this Section 7, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, by participating in and accepting any benefit under this Policy, the Participant agrees that in the event of a breach or a threatened breach by the Participant of any of the provisions of this Section 7, the Company, in addition and supplementary to other rights and remedies existing in its favor, may (A) apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security), (B) cease any further payments or benefits under this Policy, and (C) require the Participant to repay any severance benefits provided by the Company hereunder. In the event that the Company institutes legal action to enforce this Section 7, the Participant agrees that the Company shall be entitled to recover from the Participant its costs of any action (including, if the Company prevails on at least one material issue in such action, reasonable attorneys’ and expert fees and expenses). Nothing in this Section 7(j) will be deemed to limit the Company’s remedies at law or in equity for any breach by the Participant of any of the provisions of this Section 7 that may be pursued or availed of by the Company.

(k) Effect on Prior Restrictive Covenant Agreements. The provisions of this Section 7 shall supersede the terms of any Employee Invention, Confidentiality and Non-Compete Agreement between a Participant and the Company or an Affiliate (or any other similar agreement by any other name or title, previously entered into by a Participant and the Company or an Affiliate).

8.    Effect on Other Plans, Agreements and Benefits.

(a)    Relation to Other Benefits. Unless otherwise provided herein, nothing in this Policy shall prevent or limit a Participant’s continuing or future participation in any plan, program, policy or practice provided by the Company or its Affiliates for which the Participant may qualify, nor, except as explicitly set forth in this Policy, shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract or agreement with the Company or any of its Affiliates. Any economic or other benefit to a Participant under this Policy will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company and its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Benefits).

(b)    Non-Duplication. Notwithstanding the foregoing provisions of this Section 8, and except as specifically provided below, any severance payments or benefits received by a Participant pursuant to this Policy shall be in lieu of any general severance policy or practice that may be maintained by the Company or an Affiliate from time to time (not including an equity award agreement, retirement or deferred compensation plan or similar plan or agreement which may contain provisions operative on a termination of the Participant's employment or which may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). In no event shall a Participant be entitled to receive any severance payments or benefits under this Agreement in connection with any termination of the Participant’s employment during the Change in Control Protection Period, and in the event of the termination of a Participant’s employment during the Change in Control Protection Period, such Participant’s entitlement to severance payments or benefits (if any) shall be governed exclusively, and without duplication, by such Participant’s Change in Control Agreement.

9.    Administration. The Committee shall have complete discretion to interpret where necessary all provisions of the Policy (including, without limitation, by supplying omissions from, correcting deficiencies in, or resolving inconsistencies or ambiguities in, the language of the Policy), to make factual findings with respect to any issue arising under the Policy, to determine the rights and status under the Policy of Participants or other persons, to resolve questions (including factual questions) or disputes arising under the Policy and to make any determinations with respect to the benefits payable under the Policy and the persons entitled thereto as may be necessary for the purposes of the Policy. Without limiting the generality of the foregoing, the Committee is hereby granted the authority (a) to determine whether a particular employee is an Eligible Employee or a Participant; and (b) to determine if any person is entitled to benefits hereunder and, if so, the amount and duration of such benefits. Any interpretation or construction of, or determination or action by, the Committee with respect to the Policy and its administration shall be final and binding upon any and all parties and persons affected thereby, subject to the exclusive appeal procedure set forth herein. To the extent permitted by law, the Committee may delegate to one or more officers of the Company, subject to such terms as the Committee shall determine, authority to administer all or any portion of the Policy, or the authority to perform certain functions with respect to the Policy, including administrative functions. In the event of such delegation, all references to the Committee in this Policy (other than such references in the immediately preceding sentence) shall be deemed references to such officers as it relates to those aspects of the Policy that have been delegated.

10.    Claims for Benefits.

(a)     Filing a Claim. Any Participant or other person (“claimant”) who wishes to file a claim for benefits under the Policy shall file such claim in writing with the Committee.

(b)     Review of a Claim. The Committee shall, within 90 calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than 180 calendar days after such receipt), send a written notification to the claimant as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent provisions of the Policy on which the denial is based, (iii) provide a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the claimant may appeal the denial of the claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.

(c)    Appeal of a Denied Claim. If a claimant wishes to appeal the denial of a claim, the claimant must request a review of such denial by making application in writing to the Committee within 60 calendar days after receipt of such denial. Such claimant may, upon written request to the Committee, review any documents pertinent to the claim, and submit in writing issues and comments in support of the claimant’s position. A claimant who fails to file an appeal within the 60-day period set forth in this Section 10(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.

(d)    Review of a Claim on Appeal. Within 60 calendar days after receipt of a written appeal (unless the Committee determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than 120 calendar days after such receipt), the Committee shall notify the claimant of the final decision on appeal. The final decision shall be in writing and shall include (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent provisions of the Policy on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.

(e)    Exhaustion of Remedies. A claimant must follow the claims procedures set forth in this Section 10 and exhaust the claimant’s administrative remedies hereunder before taking any further action with respect to a claim for benefits. Following the exhaustion of the claims procedures set forth in this Section 10, the claimant shall be prohibited from presenting any evidence not considered by or presented to the Committee in accordance with the claims procedures hereunder. No action may be commenced by a claimant who has received a claim denial later than two (2) years following the date of such claim denial. Such two-year limitations period shall not be extended by virtue of the filing or denial of any untimely claim or review of claim denial.

11.    Participants Deemed to Accept Policy. By accepting any payment or benefit under the Policy, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Policy and any action taken under the Policy by the Committee, the Company or its Affiliates, in any case in accordance with the terms and conditions of the Policy.

    12.    Successors. This Policy shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Policy if no succession had taken place. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 12, the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.

    13.    Unfunded Status. All payments pursuant to the Policy shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Policy.

    14.    Withholding. The Company and its Affiliates may withhold from any amounts payable or benefits to be provided under this Policy all federal, state, city or other taxes as the Company and its Affiliates are required to withhold pursuant to any law or government regulation or ruling, or to require the Participant to make arrangements satisfactory to the Company for the satisfaction of such required tax withholding.

15.    Notices. All notices and other communications under this Policy will be in writing and will be given by hand delivery or via e-mail to the other Party or by registered or certified mail, return receipt requested, postage prepaid, or by overnight courier, addressed as follows:

If to a Participant: at the Participant’s most recent physical address and personal email address on the records of the Company.

If to the Company:

Nordson Corporation
Attn: General Counsel
28601 Clemens Road
Westlake, OH 44145
Tel: 1.440.414.5022
Mobile: 1.440.370.4991
Email: jennifer.mcdonough@nordson.com

Notice and communications will be effective on the date of delivery if delivered by hand or e-mail, on the first business day following the date of dispatch if delivered utilizing overnight courier, or three business days after having been mailed, if sent by registered or certified mail.

    16.    Amendment and Termination of Policy. Except as otherwise provided herein, the Company expressly reserves the right to amend or terminate the Policy in whole or in part, without the consent of any Participants, or to modify all or any benefits under Section 4 hereof. Notwithstanding the foregoing, no amendment or termination of the Policy shall impair the rights of a Participant who previously has incurred a Qualifying Termination without the written consent of such Participant (or his or her legal representative).

    17.    Governing Law. This Policy shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of Ohio, without regard to conflicts of law principles.
    18.    Severability. Whenever possible, each provision of this Policy shall be interpreted in such manner as to be effective and valid under applicable law, but if any part of any provision of this Policy is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such part shall be ineffective to the extent of such invalidity, illegality or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Policy.

    19.    Headings. Headings in this Policy are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

    20.    Section 409A.

(a)    In General. Section 409A of the Code (“Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a 20% additional income tax. It is the Company’s intent that this Policy be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under this Policy are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A to the maximum extent possible. To the extent that none of these exceptions applies, and if a Participant is a “specified employee” within the meaning of Section 409A, then notwithstanding any provision in this Policy to the contrary and to the extent required to comply with Section 409A, all amounts that would otherwise be paid or provided to such Participant during the first six months following the Date of Termination shall instead be accumulated through and paid or provided (without interest) on the first business day that is more than six months after the Participant’s separation from service.

(b)    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Policy providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service”) to the Company or its Affiliates as an employee or consultant, and for purposes of any such provision of this Policy, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A and the Treasury Regulations thereunder, provided that, in applying Treasury Regulation Section 1.409A-1(h)(1)(ii), the language “less than 50 percent” shall be substituted for the language “no more than 20 percent” in determining whether a “separation from service” has occurred.

(c)    In-Kind Benefits and Reimbursements. To the extent that any taxable in-kind benefit or reimbursement provided under this Policy is not exempt from the requirements of Section 409A, then the following rules shall apply: (i) the amount of any such in-kind benefit or reimbursement to which a Participant may be entitled during a calendar year will not affect the amount to be provided in any other calendar year, (ii) any such in-kind benefit or reimbursement shall not be subject to liquidation or exchange for another benefit, and (iii) any such reimbursement shall be paid no later than the last day of the calendar year following the calendar year in which the reimbursable expense, if any, was incurred.

(d)    Payment Dates. Whenever a payment under this Policy specifies a payment period with reference to a number of days (e.g., “within 15 calendar days after the Release described in Section 5 becomes effective and irrevocable”), the actual date of payment within the specified period shall be within the sole discretion of the Company. In the event the payment period under this Policy for any nonqualified deferred compensation commences in one calendar year and ends in a second calendar year, the payments shall not be paid (or installments commenced) until the later of the first payroll date of the second calendar year, or the date that such Release becomes effective and irrevocable, to the extent necessary to comply with Section 409A. For purposes of Section 409A, a Participant’s right to receive any installment payments pursuant to this Policy shall be treated as a right to receive a series of separate and distinct payments.

(e)    Acceleration, etc. The payments and benefits provided under this Policy may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon a Participant. To the extent that the Company determines that any payment under this Policy would be considered an impermissible acceleration or deferral of payment of nonqualified deferred compensation in violation of Section 409A, the Company will instead make such payment on the earliest date that it may be made without violating Section 409A. Although the Company will use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Policy is not warranted or guaranteed. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by a Participant (or any other individual claiming a benefit through the Participant) as a result of this Policy.

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